Exhibit 99.2



                              Zkid Network Company
                       (formerly E.Kidnetwork.com, Inc.)
                    Pro Forma Condensed Financial Statements
                                 March 31, 2001


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                             DIROCCO & DOMBROW, P.A.
                      3601 WEST COMMERCIAL BLVD., SUITE #39
                            FORT LAUDERDALE, FL 33309
                                 (954) 731-8181
                               FAX (954) 739-1054



                         Independent Accountants' Report
                         -------------------------------



To the Board of Directors
z.Kid Network Co. and Subsidiary
Chicago, Illinois

We have reviewed the pro forma adjustments that reflect the acquisition of Quadric Acquisition Corporation by z.Kid Network Company (formerly E.kid Network.com, Inc.) as described in Note 1 to the pro forma condensed financial statements and the application of those adjustments to the historical amounts in the accompanying pro forma balance sheet of z.Kid Network Co. (formerly E.kid Network.com, Inc.) as of March 31, 2001 and the related pro forma condensed statement of operations for the three months then ended. The historical financial statements are derived from the financial statements of z.Kid Network Company and Quadric Acquisition Corporation as of March 31, 2001. Such pro forma adjustments are based on management's assumptions as described in Note 1. Our review was made in accordance with statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants and, accordingly, included such procedures as we considered necessary in the circumstances.

The objective of this pro forma information is to show what the significant effects on the historical financial information might have been had the proposed acquisition occurred at an earlier date. However, the pro forma consolidated statements are not necessarily indicative of the results of operations or related effects on financial position that would have been attained had the above-mentioned proposed acquisition actually occurred earlier.

Based on our review, we are not aware of any material modification that should be made to the pro forma consolidated financial statements in order for them to be in conformity with generally accepted accounting principles.



/s/ DiRocco & Dombrow
---------------------
DiRocco & Dombrow P.A.
Ft. Lauderdale, Florida
April 27, 2001 (except for Notes 1 and 3, which are as of February 5, 2002)


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

                              Z.KID NETWORK COMPANY
                        (FORMERLY E.KIDNETWORK.COM, INC.)
                        PRO FORMA CONDENSED BALANCE SHEET
                                 MARCH 31, 2001

                                                                                March 31, 2001
                                                              ----------------------------------------------------
                                                                zKid Network
                                                              Company (formerly
                                                              E.Kidnetwork.com,                             Pro Forma
                                                                      Inc.)           Adjustments             Totals
                                                              -----------------    -----------------    -----------------

                                     ASSETS

Current Assets
Cash                                                          $          46,738    $            --      $          46,738
                                                              -----------------    -----------------    -----------------
Total Current Assets                                                     46,738                 --                 46,738
                                                              -----------------    -----------------    -----------------

Furniture and Equipment (net)                                            38,779                 --                 38,779
                                                              -----------------    -----------------    -----------------

Other Assets
Deposits                                                                  1,265                 --                  1,265
                                                              -----------------    -----------------    -----------------
Total Other Assets                                                        1,265                 --                  1,265
                                                              -----------------    -----------------    -----------------

Total Assets                                                  $          86,782    $            --      $          86,782
                                                              =================    =================    =================

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts payable and accrued liabilities                      $          65,742    $            --      $          65,742
Notes payable                                                           112,500                 --                112,500
Due to stockholder                                                      686,589                 --                686,589
                                                              -----------------    -----------------    -----------------
Total Current Liabilities                                               864,831                 --                864,831
                                                              -----------------    -----------------    -----------------

Stockholders' Deficit
Preferred stock                                                           1,000                 --                  1,000
Common stock                                                              1,685                  500                2,185
Additional paid-in capital                                                    1              249,500              249,501
Stock issued at less than par value                                      (2,683)                --                 (2,683)
Accumulated deficit                                                    (778,052)            (250,000)          (1,028,052)
                                                              -----------------    -----------------    -----------------
Total Stockholders' Deficit                                            (778,049)                --               (778,049)
                                                              -----------------    -----------------    -----------------

Total Liabilites and Stockholders' Deficit                    $          86,782    $            --      $          86,782
                                                              =================    =================    =================


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


                              Z.KID NETWORK COMPANY
                        (FORMERLY E.KIDNETWORK.COM, INC.)
                   PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                                 MARCH 31, 2001

                                                 zKid Network
                                               Company (formerly
                                               E.Kidnetwork.com,                             Pro Forma
                                                       Inc.)           Adjustments             Totals
                                               -----------------    -----------------    ----------------

Expenses
Financing costs                                             --                250,000             250,000
Selling, general and administrative                      134,443                 --               134,443
                                               -----------------    -----------------    ----------------
Total Expenses                                           134,443              250,000             384,443
                                               -----------------    -----------------    ----------------

Net loss                                       $        (134,443)   $        (250,000)   $       (384,443)
                                               =================    =================    ================

Loss per common share                          $           (0.01)
                                               =================

Weighted average number of share outstanding          15,000,000
                                               =================


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                                Z.KID NETWORK CO.
                       (FORMERLY E.KID NETWORK.COM, INC.)
                NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS


1.  Presentation of Interim Information

The pro forma condensed balance sheet as of March 31, 2001 and the related pro forma condensed statement of operations for the three months then ended, include the pro forma acquisition of Quadric Acquisition Corporation ("Quadric"), a public SEC reporting company, on April 25, 2001, in exchange for 5,000,000 shares of zKidnetwork Company ("zKid" or the "Company") restricted common stock. The shares were valued at their fair market value at the date of acquisition of $250,000. The transaction was treated as a financing arrangement whereby zkid became the successor to the reporting requirements, pursuant to section 12-G(3) and Quadric was subsequently dissolved. The cost of the acquisition was expensed during the period as financing costs. At the date of acquisition Quadric had no significant assets or liabilities or continuing operations. Subsequent to the transaction the financial statements reflect those of zKid. Upon completing the acquisition the original stockholders of zKid owned the controlling

The accompanying pro forma condensed financial statements illustrate the effect of the acquisition on the Company's financial position and results of operations. The pro forma condensed balance sheet as of March 31, 2001 is based on the historical balance sheets of the Company and Quadric as of that date and assumes the acquisition took place on that date. The pro forma condensed statement of operations for the three months ended March 31, 2001 is based on the historical statements of operations of the Company and Quadric for that period. The pro forma condensed statement of operations assumes the acquisition took place January 1, 2001.

The pro forma condensed financial statements may not be indicative of the actual results of the acquisition. In particular, the pro forma condensed financial statements are based on management's current estimate of the allocation of the purchase price, the actual allocation of which may differ.

The pro forma condensed financial statements and notes are presented as permitted by Form 10-Q, and do not contain certain information included in the Company's audited financial statements and notes for the year ended December 31, 2000.

The accompanying pro forma condensed financial statements should be read in connection with the historical financial statements of the Company and Quadric.

2.  Summary of Significant Accounting Policies

The pro forma condensed financial statements have been prepared on the basis of generally accepted accounting principles which are the same as those used to prepare the historical financial statements for the three months ended March 31, 2001.


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



                                Z.KID NETWORK CO.
                       (FORMERLY E.KID NETWORK.COM, INC.)
                NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS

3. Pro forma Adjustments

To reflect the acquisition of Quadric and the allocation of the purchase price on the basis of the fair values of the assets acquired and liabilities assumed. The components of the purchase price and its allocation to the assets and liabilities of Quadric are as follows:



              Components of purchase price:

               Common stock of the Company                                         $250,000
                                                                                   --------
               Total purchase price                                                 250,000

              Allocation of purchase price:
               Stockholders' equity Quadric                                            --
                                                                                   --------

              Financing costs                                                       250,000
                                                                                   --------

               Cost in excess of net assets acquired                               $   --
                                                                                   ========

The pro forma adjustment to the condensed statement of operations is as follows:

               Excess cost over fair value of net assets  acquired  ("Goodwill")
               to be amortized over a fifteen year period                          $   --
                                                                                   ========

               Adjustments to Selling, general and administrative expense:         $   --
                                                                                   ========

              Financing costs                                                      $250,000
                                                                                   ========

               Amortization  of excess  cost over fair  value of the net  assets
               acquired                                                            $   --
                                                                                   ========
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